Exhibit 10.5

SUPPLEMENTAL BONUS AGREEMENT

This SUPPLEMENTAL BONUS AGREEMENT (the “Agreement”) is entered into this 27th day of October, 2010, by and between National Beef Packing Company, LLC (the “Company”) and Monte E. Lowe (the “Executive”).

WHEREAS, the Company and Executive desire to retain the services of Executive under the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the mutual undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

1.             Supplemental Bonus.  Company agrees to pay Executive a supplement bonus payment of $500,000 (each a “Supplemental Bonus” and collectively the “Aggregate Bonus Opportunity”) within 60 days following the end of fiscal years 2011, 2012, 2013, and 2014, if Executive remains continuously employed by the Company through the last day of the applicable fiscal year with respect to which the Supplemental Bonus relates.

2.             Acceleration of Payment.  Notwithstanding paragraph 1, or any other provision in this Agreement to the contrary, if Executive’s employment with the Company ends as a result of Executive’s death, disability, or involuntary termination by the Company without cause as approved by the Company’s Board of Managers, then any unpaid portion of the Aggregate Bonus Opportunity amounts shall be paid in a single lump sum within 60 days following Executive’s separation from service with the Company or within 10 days following a change in control of the Company.

3.             Definitions

(a)           Cause.  For purposes of paragraph 2, an “involuntary termination for cause” means Executive’s termination by the Company for any of the following reasons, each as determined by the Company in good faith:  (i) actions by Executive constituting dishonesty, fraud, embezzlement, criminal acts, or a willful action that is a breach of any of Executive’s duties to the Company; or (ii) material violation by Executive of any of the Company’s employment-related policies, procedures, or practices.

(b)           Disability.  For purposes of paragraph 2, Executive’s employment shall be terminated due to “disability” if:  (i) he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; or (ii) he is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company by reason of Executive’s medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months.

4.             Death Beneficiary.  Executive may designate a beneficiary to receive payment of any benefit payable under this Agreement following Executive’s death.  In the absence of a designated beneficiary or if no beneficiary survives Executive, such benefit amounts shall be paid to Executive’s estate.

5.             Not a Contract of Employment.  Notwithstanding anything in this Agreement, Executive acknowledges and agrees that this Agreement does not constitute a contract of employment and that,

except to the extent otherwise expressly provided in a separate written contract of employment between the Company and Executive, Executive at all times remains an at-will Executive of the Company subject to the Company’s employment and personnel policies and practices.

6.             Choice of Law or Jurisdiction.  This Agreement shall be construed and governed by the laws of the State of Missouri, without reference to its choice of law principles.  For purposes of determining any controversy arising under this Agreement, each of the parties hereby consents to the exclusive jurisdiction, personal and otherwise, of the federal and state courts of the State of Missouri, and hereby waives any objections of any nature to venue in such courts.

7.             Entire Agreement.  The parties hereto agree that this Agreement may not be modified, altered, or changed except by a written agreement signed by the parties hereto.  The parties acknowledge that this constitutes the entire agreement between them superseding all prior written and oral agreements with respect to a Supplemental Bonus, and that there are no other understandings or agreements, written or oral, among them on the subject of a Supplemental Bonus.  If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

8.             Taxes.  All payments under this Agreement shall be subject to applicable federal, state and local tax withholding.  It is the intent of the parties that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.  Neither the Company nor its directors, officers, executives or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.  Notwithstanding anything in this Agreement to the contrary, all payments and benefits under this Agreement that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and that would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, will not be payable or distributable to Executive unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

9.             Miscellaneous.  Executive cannot assign any right or obligation under this Agreement without the prior written consent of the Company.  Paragraph headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any purpose.  This Agreement may be signed in multiple counterparts that, together, shall constitute a single agreement.

IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first written above.

NATIONAL BEEF PACKAGING COMPANY, LLC

By:	/s/Timothy M. Klein
Title: President and Chief Executive Officer

EXECUTIVE:

/s/ Monte E. Lowe